Exhibit 10.17

SEPARATION BENEFITS AGREEMENT

THIS SEPARATION BENEFITS AGREEMENT is made as of this 10th day of October, 2012 (this “Agreement”), by and between THORATEC CORPORATION, a California corporation (the “Company”), and Taylor C. Harris (the “Executive”) and is intended to supersede any and all separation benefits plans, offer letters or understandings previously entered into between Executive and the Company with respect to such benefits (collectively, the “Original Separation Benefits Agreements”).

WITNESSETH

WHEREAS, the Company desires to continue to employ Executive and in order to retain the services of Executive, the Company is willing to provide certain severance and other benefits to Executive as described herein; and

WHEREAS, by reason of Executive’s employment with the Company, Executive will receive access to and possession of Company Confidential Information (as more fully set forth in Exhibit A), as shall exist from time to time; and

WHEREAS, the Company and Executive each desire to make certain changes to the Original Separation Benefits Agreements to be reflected in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1.             Effectiveness. This Agreement is effective as of the date first noted above.

2.             Separation Benefits.

(a)           Termination of Executive Without Cause. If Executive’s employment is involuntarily terminated by the Company without Cause (as defined below), Executive shall be paid a severance pay benefit equal to one (1) times Executive’s then-current annual base salary. Such amount shall be payable in compliance with Section 7, in a cash lump sum within sixty (60) days after Executive’s termination of employment, subject to Executive (i) executing and not revoking an effective release of claims, in a form acceptable to the Company (a “Release”) no later than fifty-two (52) days following such termination of employment and (ii) remaining in compliance with all applicable restrictive covenants, including those set forth in this Agreement and the Employee Confidential Information and Inventions Agreement between the Company and Executive attached as Exhibit A hereto (the “ECII Agreement”).

(b)           Termination of Executive After a Change of Control. Notwithstanding Section 2(a), if Executive would otherwise have been entitled to benefits pursuant to Section 2(a) but Executive’s involuntary termination of employment without Cause by the Company occurs on or within eighteen (18) months after a Change of Control (as defined below), or if Executive terminates employment with the Company for Good Reason (as defined below) during such period, Executive shall be paid in lieu of the severance pay benefit described in Section 2(a) a Change of Control severance pay benefit equal to two (2) times Executive’s then-current annual base salary plus two (2) times the greatest of (i) the target bonus for the year preceding the year in which Executive’s termination occurs, (ii) the actual bonus for such prior year or (iii) the target bonus for the year in which the termination of employment occurs. Such amounts shall be payable in compliance with Section 7, in a cash lump sum within than sixty (60) days after Executive’s termination of employment, subject to Executive (i) executing and not revoking a Release no later than fifty-two (52) days following such termination of employment and (ii) remaining in compliance with all applicable restrictive covenants, including those set forth in this Agreement and the ECII Agreement.

(c)           COBRA Benefit. If Executive is entitled to receive benefits pursuant to Section 2(a) or 2(b), and if Executive elects health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as provided by the Company’s group health plan, then, in each of the first twelve (12) consecutive months following termination of employment that Executive has not become employed by another company which offers health insurance generally comparable with that of the Company at the time of Executive’s termination, the Company shall pay in monthly payments at the beginning of each such month, an amount equal to the monthly amount paid by the Company immediately before termination of employment for Executive’s health coverage.

(d)           For purposes of this Agreement, the following terms have the following meanings:

(i)            “Cause” shall mean (A) Executive’s material misappropriation of personal property of the Company (including its subsidiaries) that is intended to result in a personal financial benefit to Executive or to members of Executive’s family, (B) Executive’s conviction of, or plea of guilty or no contest to, a felony, which the Company reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (C) Executive’s act of gross negligence or willful misconduct (including but not limited to any willfully dishonest or fraudulent act or omission) taken in connection with the performance or intentional nonperformance of any of Executive’s duties and responsibilities as an employee or continued neglect of Executive’s duties to the Company (including its subsidiaries), or (D) Executive’s continued willful or grossly negligent failure to comply with the lawful directions of the Company after there has been delivered to Executive a written demand for performance from the Company that describes the basis for its belief that Executive has not substantially performed Executive’s duties and Executive fails to cure such act or omission to the Company’s reasonable satisfaction, if such act or omission is reasonably capable of being cured, no later than five (5) business days following delivery of such written demand.

(ii)           “Change of Control” shall mean the occurrence of any of the following events: (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (B) the consummation of a sale of substantially all of the Company’s assets; (C) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (D) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (x) are directors of the Company as of February 15, 2007 or (y) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (A), (B), or (C) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

(iii)          “Good Reason” shall mean (A) any material reduction in Executive’s duties or salary or bonus opportunity or (B) a requirement that Executive works at a facility more than twenty-five (25) miles from the Company facility where Executive is then employed without Executive’s written consent; provided, that (A) and (B) shall not constitute grounds for Good Reason termination unless Executive gives the Company written notice describing such Good Reason event within thirty (30) days after the event first occurs, such event is not corrected by the Company within thirty (30) days after the Company’s receipt of such notice and Executive terminates employment no later than one hundred eighty (180) days after the expiration of such correction period.

3.             “Best Pay” Provision. Notwithstanding anything in the Agreement to the contrary, if any payment or benefit (including without limitation, any acceleration of equity awards) Executive would receive pursuant to the Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (A) delivered in full or (B) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. Any reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.

4.             Benefits Subject to Execution of Release; Payments upon Termination of Employment. Executive shall not be entitled to receive any amount or benefit pursuant to

Section 2 of this Agreement unless Executive executes and delivers a Release no later than fifty-two (52) days following such termination of employment and remains in compliance with all provisions of this Agreement. Except as otherwise provided in the Agreement, any compensation provided under this Agreement that is payable upon a termination of Executive’s employment, shall be paid within sixty (60) days of such termination of employment.

5.             Acceleration of Stock Options and Stock Grants Upon Certain Terminations Following a Change of Control. In the event that the Company terminates the employment of Executive without Cause on or within eighteen (18) months after a Change of Control, or if Executive terminates employment with the Company for Good Reason during such period, any options to purchase Company common stock, shares of restricted stock or restricted stock units (collectively, “Equity Units”) that have been granted to Executive by the Company that are outstanding, but not yet exercisable or as to which restrictions have not yet lapsed, in whole or in part, as of the effective date of such termination of employment, shall become fully vested and exercisable and shall be otherwise exercisable in accordance with the terms of the stock option grant, restricted stock grant or restricted stock unit grant and applicable Thoratec stock option or incentive stock plan.

6.             Exclusivity of Agreement. The benefits provided in this Agreement are in lieu of any other severance-type benefits provided by the Company under any other plan, agreement, arrangement or policy, notwithstanding the terms of any such other plan, agreement, arrangement or policy.

7.             Section 409A.

(a)   Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under the Agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A and which are designated as payable upon Executive’s termination of employment (other than accrued obligations which must be paid upon such termination under applicable law) shall be payable upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “separation from service”), regardless of when the termination of employment occurs.

(b)   To the maximum extent permitted by applicable law, amounts payable in connection with a separation from service shall be paid in reliance upon Treasury Regulation 1.409A-1(b)(9) (Separation Pay Plans) or Treasury Regulation 1.409A-1(b)(4) (Short-Term Deferrals). However, notwithstanding anything to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s separation from service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s separation from service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(c)   To the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of this Agreement. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to Executive under Section 409A and related Department of Treasury guidance, the Company may, to the extent permitted under Section 409A, (i) cooperate in good faith to adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they determine necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, preserve the economic benefits of this Agreement and avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions as mutually determined necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes under such section.

8.             Non-disparagement. Except as required by law or legal process, Executive agrees that during and subsequent to the term of this Agreement, Executive will not disparage any aspect of the Company or its successors or assigns, including but not limited to its officers, management, employees and products.

9.             Miscellaneous.

(a)           Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

Thoratec Corporation

6035 Stoneridge Drive

Pleasanton, CA 94588

Attention: Vice President of Human Resources

If to Executive:

At Executive’s address most recently

provided to the Company by Executive.

or to such other address as any party hereto may designate by notice to the other, and shall be deemed to have been given upon receipt.

(b)           This Agreement by and between Executive and the Company constitutes the entire agreement between the parties hereto with respect to the matters herein, and supersedes and is in full substitution for any and all prior understandings or agreements, whether oral or written, with respect to the matters herein, including without limitation, any prior separation benefits plan or offer letter between Executive and the Company, including the Original Separation Benefits Agreements, provided, however, that the ECII Agreement shall remain in full force and effect and shall not be superseded or substituted by this Agreement.

(c)           This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party against whom or which enforcement of such waiver is sought. Notwithstanding the foregoing, the Company may in its sole discretion, amend this Agreement at any time as may be necessary to avoid the imposition of the additional tax under Section 409(A)(a)(1)(B) of the Code; provided, however, that any such amendment shall be implemented in such a manner as to preserve, to the greatest extent possible, the terms and conditions of the Agreement as in existence immediately prior to any such amendment. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(d)           This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Company (except to an affiliate or successor of the Company) or by Executive without the prior written consent of the other party. Any attempted assignment in contravention of this Section 9(d) shall be void.

(e)           The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, the “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

(f)            This Agreement shall be governed by and construed in accordance with the laws of the state of California, without reference to principles of conflicts of law. Executive hereby submits to the jurisdiction and venue of the courts of the State of California and the Federal Courts of the United States of America located within the County of Alameda for purposes of any action relating to or arising out of this Agreement. Executive further agrees that service upon Executive in any such action or proceeding may be made by first class mail, certified or registered, to Executive’s address as last appearing on the records of the Company.

(g)           This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(h)           The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

(i)            All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

(k)           Executive acknowledges and confirms that Executive has had the opportunity to seek such legal, financial and other advice and representation as Executive has deemed appropriate in connection with this Agreement.

(l)            The Company may withhold from any amounts payable to Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE	THORATEC CORPORATION

/s/ Taylor C. Harris	/s/ Gerhard F. Burbach
Name: Taylor C. Harris	Name:	Gerhard F. Burbach
	Title:	President & CEO